COMMUNIQUÉ DE PRESSE
POUR PUBLICATION IMMÉDIATE

TEMPORARY REDUCTION OF PRODUCTION AT OMAI BAUXITE MINE IN GUYANA

Longueuil, June 5, 2006

Omai Bauxite Mining Inc. ("OBMI"), a subsidiary of Cambior Inc., has advised the Government of Guyana that it will temporarily suspend part of its operations on July 1, 2006, for two months, thereby reducing its workforce by approximately 350 employees. The suspension results from lower demand for its Refractory "A" Grade Super Calcined Bauxite ("RASC") during the summer months, and will allow OBMI to reduce its RASC inventories.

Although significantly reduced, Omai Bauxite Mine operations will be maintained as the production of chemical grade bauxite will be increased to minimize the impact. Fixed costs for the 2-month RASC production shutdown are estimated at $1 million.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior’s shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior’s warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

Caution Concerning Forward-Looking Statements
This press release contains "forward-looking statements", such as the reduction of RASC inventories, the compensatory effect of the increased production of chemical grade bauxite and the estimated fixed costs of the shutdown. Forward-looking statements express, as at the time of this press release, the Company’s expectations or beliefs as to future events and results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements.

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BAISSE TEMPORAIRE DE LA PRODUCTION À LA MINE OMAI BAUXITE AU GUYANA

Longueuil, le 5 juin 2006

Omai Bauxite Mining Inc. ("OBMI"), une filiale de Cambior inc., a informé le gouvernement du Guyana qu’elle suspendra temporairement une partie de ses activités d’exploitation à compter du 1er juillet 2006, pour deux mois, devant ainsi réduire ses effectifs d’environ 350 employés. La suspension a été rendue nécessaire en raison d’une demande moindre pour sa bauxite calcinée à haute teneur en alumine ("Refractory "A" grade super Calcine Bauxite" ou "RASC") pendant les mois d’été, et permettra à OBMI de réduire ses inventaires de RASC.

Bien que significativement réduites, les activités d’exploitation de OBMI seront poursuivies puisque la production de bauxite de grade chimique sera augmentée afin de minimiser les impacts. Les coûts fixes reliés à l’arrêt de production de deux mois de RASC sont estimés à 1 million $.

Cambior inc. est une société internationale aurifère avec des activités d’exploitation, de développement de projets et d’exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l’American Stock Exchange (AMEX). Les bons de souscription « CBJ.WT.C » et « CBJ.WT.D » sont inscrits au TSX.

Avis relatif aux énoncés prospectifs
Ce communiqué de presse contient des « énoncés prospectifs », en l’occurrence la réduction des inventaires de RASC, l’effet compensatoire de l’augmentation de production de bauxite de grade chimique et l’estimation des coûts fixes reliés à l’arrêt de production. Les énoncés prospectifs expriment, au moment du présent communiqué de presse, les attentes ou opinions de la Compagnie à l’égard d’événements ou résultats futurs. Les énoncés prospectifs comprennent certains risques et incertitudes, et il n’y a aucune garantie que ces énoncés s’avéreront exacts. Par conséquent, les résultats réels et les événements futurs pourraient différer de façon importante de ceux anticipés dans ces énoncés.

For additional information, please contact / Pour renseignements additionnels, veuillez communiquer avec :
CAMBIOR INC.
Martin Amyot	Tel.:	(450) 677-0040	E-mail: info@cambior.com
Manager – Investor Relations		1-866-554-0554	Website: www.cambior.com
Directeur – Relations avec les investisseurs	Fax:	(450) 677-3382
PR-2006-10